Exhibit 10.1

WAIVER AND AMENDMENT NO. 2 TO

REVOLVING/TERM CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 2 TO REVOLVING/TERM CREDIT AND SECURITY AGREEMENT (this “Waiver and Amendment”), dated as of December 14, 2004, is entered into by and among the financial institutions listed on the signature pages hereof (individually, a “Lender” and collectively, the “Lenders”), UNION BANK OF CALIFORNIA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), BROWN BROTHERS HARRIMAN & CO., as Collateral Agent, and SERACARE LIFE SCIENCES, INC., a California corporation (the “Borrower”), with reference to the following facts:

RECITALS

A. The Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to the Revolving/Term Credit and Security Agreement, dated as of September 14, 2004, as amended by Amendment No. 1 to the Revolving/Term Credit and Security Agreement (the “Credit Agreement”), pursuant to which the Lenders have provided the Borrower with a revolving loan, term loan and letter of credit facility.

B. An Event of Default (the “Existing Event of Default”) has occurred and is continuing pursuant to Section 8(c) of the Credit Agreement due to Borrower’s failure to comply with Section 7.1(a) of the Credit Agreement. Due to a greater than anticipated allocation of the purchase price for the Boston Biomedica acquisition to goodwill, the Effective Tangible Net Worth was reduced as of September 30, 2004 to $6,163,000.

C. The Borrower has requested that the Lenders waive the Existing Event of Default and revise the Credit Agreement as set forth herein, and the Lenders are willing to do so on the terms set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Defined Terms. Any and all initially capitalized terms used in this Waiver and Amendment (including, without limitation, in the recitals hereto) without definition shall have the respective meanings specified in the Credit Agreement.

2. Waiver of Existing Event of Default. Lenders hereby waive the Existing Event of Default. Such waiver by Lenders shall constitute a waiver of only the Existing Event of Default and shall not constitute a waiver of any violation of Section 8 or Section 7.1 of the Credit Agreement other than the Existing Event of Default.

3. Reduction of Effective Tangible Net Worth Requirement. Section 7.1(a) of the Credit Agreement is hereby amended to read in full as follows

(a) Effective Tangible Net Worth. Permit Effective Tangible Net Worth, as of the end of any fiscal quarter of the Borrower, to be less than the sum of (i) $5,600,000, (ii) on a cumulative basis, on the date the Administrative Agent receives (or should have received) the financial statements referred to in Section 5.1(b) with respect to any quarter (beginning with such statements delivered for the fiscal quarter ended December 31, 2004), 75% of the Net Income of the Borrower and the Subsidiaries (disregarding any loss) in such fiscal quarter and (iii) on a cumulative basis, 100% of the Net Issuance Proceeds of any Equity Offering consummated by the Borrower or any Subsidiary during such fiscal quarter (excluding (1) the approximately $8,200,000 Equity Offering consummated on the closing date of the Boston Biomedica Acquisition, and (2) any Equity Offering consummated prior to the Closing Date).

4. Waiver and Amendment Fee. In consideration of the Lenders’ agreement to waive the Existing Event of Default, to enter into this Waiver and Amendment and to provide the Borrower with the accommodations described herein, on the effective date of this Waiver and Amendment, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a one-time fee of $5,000 (the “Waiver and Amendment Fee”). The Borrower acknowledges and agrees that, at the Administrative Agent’s option, the Administrative Agent may effect payment of the Waiver and Amendment Fee by charging the full amount of such fee, when due, to the Borrower’s Revolving Loan account.

5. Condition Precedent. The effectiveness of this Waiver and Amendment shall be subject to the condition that the Administrative Agent shall have received a copy of this Waiver and Amendment, duly executed by the Borrower, the Collateral Agent and each of the Lenders

6. Miscellaneous.

(a)	Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement or in any other document or documents relating thereto, including, without limitation, any Loan Document furnished in connection with this Waiver and Amendment, shall survive the execution and delivery of this Waiver and Amendment and the other Loan Documents, and no investigation by the Administrative Agent or the Lenders or any closing shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely thereon.

(b)	No Events of Default. Other than the Existing Event of Default waived hereby, the Borrower is not aware of any events which now constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default under the Credit Agreement.

(c)	Reference to Credit Agreement. The Credit Agreement, each of the other Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

(d)	Credit Agreement Remains in Effect. The Credit Agreement and the other Loan Documents remain in full force and effect and the Borrower ratifies and confirms its agreements and covenants contained therein.

(e)	Severability. Any provision of this Waiver and Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Waiver and Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(f)	APPLICABLE LAW. THIS WAIVER AND AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(g)	Successors and Assigns. This Waiver and Amendment is binding upon and shall inure to the benefit of the Lenders and the Borrower and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

(h)	Counterparts. This Waiver and Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

(i)	Headings. The headings, captions and arrangements used in this Waiver and Amendment are for convenience only and shall not affect the interpretation of this Waiver and Amendment.

(j)	NO ORAL AGREEMENTS. THIS WAIVER AND AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT BETWEEN THE LENDERS AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDERS AND THE BORROWER.

IN WITNESS WHEREOF, the parties have entered into this Waiver and Amendment by their respective duly authorized officers as of the date first above written.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Tim T. Hart
Tim T. Hart
Chief Financial Officer

BROWN BROTHERS HARRIMAN & CO., as the Collateral Agent and a Lender

By:	/s/ Joseph E. Hall
Name:	Joseph E. Hall
Title:	Managing Director

UNION BANK OF CALIFORNIA, N.A., as the Administrative Agent and a Lender

By:	/s/ Douglas S. Lambell
Douglas S. Lambell
Vice President